FY2010 Guidance

- Revenues expected to exceed $63.6 million with net income at least $11.3 million, representing approximately 48.3% and 43.0% growth compared to fiscal 2009.
- Guidance was increased from previous expectations of $59.0 million in revenue and $10.5 million in net income due to strong organic growth and further market demand for the Company's key products.